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                                                                      EXHIBIT 12

                          ORIENTAL FINANCIAL GROUP INC.

            COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)

                                                 SIX MONTH PERIOD
                                                ENDED DECEMBER 31,                    YEAR ENDED JUNE 30,
                                                ------------------    ---------------------------------------------------
                                                 1998       1997       1998       1997       1996       1995       1994
                                                -------    -------    -------    -------    -------    -------    -------

EARNINGS
 Net Income Before Income Taxes                 $14,561    $11,978    $25,260    $19,662    $18,307    $15,012    $12,852
 Plus: Interest Expense                          31,988     27,955     58,139     45,098     37,694     30,423     22,843
 Plus: Estimate of Interest Component
  within Rental Expense                             142        123        254        212        173        153        123
                                                -------    -------    -------    -------    -------    -------    -------
                                                 46,691     40,056     83,653     64,972     56,174     45,588     35,818
  Less: Interest on Deposits                     14,541     12,753     26,197     21,012     17,386     11,668      7,531
                                                -------    -------    -------    -------    -------    -------    -------
        Earnings Less Interest on Deposits      $32,150    $27,303    $57,456    $43,960    $38,788    $33,920    $28,287
                                                =======    =======    =======    =======    =======    =======    =======

FIXED CHARGES INCLUDING INTEREST
ON DEPOSITS
 Interest Expense                                31,988     27,955     58,139     45,098     37,694     30,423     22,843
 Plus: Estimate of Interest Component
 within Rental Expense                              142        123        254        212        173        153        123
                                                -------    -------    -------    -------    -------    -------    -------
         Fixed Charges Including
         Interest on Deposits                   $32,130    $28,078    $58,393    $45,310    $37,867    $30,576    $22,966
                                                =======    =======    =======    =======    =======    =======    =======

Ratio of Earnings to Fixed Charges
Including Interest on Deposits
                                                   1.45x      1.43x      1.43x      1.43x      1.48x      1.49x      1.56x

FIXED CHARGES EXCLUDING
INTEREST ON DEPOSITS
 Interest Expense                               $31,988    $27,955    $58,139    $45,098    $37,694    $30,423    $22,843
 Plus: Estimate of Interest Component
 within Rental Expense                              142        123        254        212        173        163        123
  Less: Interest on Deposits                     14,541     12,753     26,197     21,012     17,386     11,668      7,531
                                                -------    -------    -------    -------    -------    -------    -------
         Fixed Charges Excluding
         Interest on Deposits                   $17,589    $15,325    $32,196    $24,298    $20,481    $18,908    $15,435
                                                =======    =======    =======    =======    =======    =======    =======

Ratio of Earnings to Fixed Charges
Excluding Interest on Deposits                     1.83x      1.78x      1.78x      1.81x      1.89x      1.79x      1.83x
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